FOR IMMEDIATE RELEASE

Investor Relations Contact: Media Relations Contact:

Raphael Gross Christine Beggan

203-682-8253203-682-8329

investorrelations@dfrg.com Christine.Beggan@icrinc.com

Del Frisco’s Restaurant Group, Inc. Names Neil Thomson as Chief Financial Officer

SOUTHLAKE, TX — (GLOBE NEWSWIRE) — May 8,  2017 — Del Frisco’s Restaurant Group, Inc. (NASDAQ: DFRG), (“Del Frisco’s”), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, today named Neil Thomson as its new Chief Financial Officer, effective May 22, 2017.  With Mr. Thomson’s appointment, Del Frisco’s has formally accepted the resignation of Tom Pennison.  Del Frisco’s is grateful to Mr. Pennison for his six years of dedicated service and for agreeing to assist during the transitional process.

Neil Thomson has extensive restaurant leadership experience cultivated over the past 20 years. Most recently, he served as Chief Growth Officer of the Pizza Hut Asia Pacific region, a division of Yum! Brands, Inc., where he was responsible for finance, development, and supply chain functions for 4,500 plus restaurants and $3.5 billion in system wide sales in 2016 across 16 countries. Previous to that, he was Chief Development Officer for Pizza Hut International where he helped in developing the contemporary, fast-casual based asset model that later became one of the major growth engines for the Pizza Hut transformation strategy. Mr. Thomson also held several financial leadership roles within Yum! Restaurants International including Vice President of Finance, Chief Finance Officer for Indian Subcontinent, and Director of Financial Control & Field Finance for KFC UK. Prior to joining Yum!, Mr. Thomson held the role of Finance Director at an internet start-up company where he successfully raised two rounds of capital from private investors and established the company’s finance function.

Norman Abdallah, Chief Executive Officer of Del Frisco’s, commented, “We are delighted to welcome Neil to the Del Frisco’s family as our new CFO. Throughout his extensive career, Neil has demonstrated his great talent in leading finance teams through a  strong combination of strategic finance, development and corporate financial planning and analysis experience. We expect to benefit from his well-established credentials and executive leadership abilities. We would also like to thank Tom for his dedicated service to Del Frisco’s over the past six years, including successfully leading the Company through the IPO process. He has been a tireless advocate for our brands and we wish him well as he takes the next steps in his career.”

Mr. Thomson received a Bachelor of Arts degree in Modern History from Oxford University, began his career pursuing a three-year audit rotation at KPMG, and earned his ACA qualification from the Institute of Chartered Accountants in England & Wales.

About Del Frisco’s Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 53 restaurants across 23 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.